Exhibit 99.1

2008 NICOR INC. ANNUAL MEETING REMARKS – APRIL 24, 2008

RUSS M. STROBEL, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Before I get started, I want to remind you that my remarks will include forward-looking statements. We believe these statements are based on reasonable assumptions, but actual results may vary materially from stated expectations. Information concerning the factors that could cause materially different results can be found in our most recent periodic report filed with the SEC.

Overall, 2007 was another good year for our company. 2007 earnings per share from normal operations were the second best in our history – second only to 2006, which was our all-time high.

The highlight of 2007, and of recent years, has been the performance of our unregulated businesses. In 2007, Tropical Shipping posted the second best year of operating income in its history – second only to the record year in 2006. Our Other Energy Ventures had their best year ever in 2007. Unfortunately, Nicor Gas’ results have not matched those of our other businesses. Our gas utility did achieve modestly higher results in 2007 versus 2006. But the company continued to operate in an increasingly difficult economic environment that kept its income depressed for the fourth consecutive year.

I want to share with you today the strategies we are employing to improve profitability at Nicor Gas, and our plans to continue our success at Nicor’s unregulated businesses. But before we get to that, let me briefly review Nicor’s financial performance in 2007 in slightly more detail.

The company’s reported 2007 diluted earnings were $2.99 per common share, compared with $2.87 per share in 2006. If you back out noteworthy items – both the positive and the negative – 2007 earnings per share were $2.88, compared with $3.04 in 2006. Our 2007 adjusted earnings reflect higher operating results at Nicor Gas due in part to colder weather, and higher operating results at our unregulated businesses. 2007 earnings also reflect the absence of several corporate items recorded in 2006, including insurance recoveries and income from an investment sold in 2006. In addition, 2007 results were impacted by lower interest costs and higher average common shares outstanding.

Now I’d like to review each of our businesses and discuss the strategies we are pursuing to grow the value of your investment.

Nicor Gas is by far our largest business. As I mentioned earlier, its earnings have been negatively impacted in recent years by a number of factors, including:

•	lower gas deliveries and;

•	higher operating costs for items such as bad debt expense and labor.

With the sluggish economy, bad debt expense has increased so much, that this item alone has had a significant negative impact on our bottom line. At the same time, Nicor Gas’ other costs of doing business have also increased due to things such as capital investments in technology and our gas infrastructure. As a result of these conditions, Nicor Gas is not earning its allowed rate of return. Therefore, we plan to file for rate relief near the end of this month.

We plan to seek rate relief of about $140 million. This amount is necessary to allow Nicor Gas to continue to provide safe and reliable service to its customers, and to earn a fair rate of return for its investors. I want to emphasize that we are doing everything possible to keep our rate relief request as small as we can. The requested new rates would add about $4.60 per month to the average residential customer bill (15 cents/day). Nicor Gas customers currently have the lowest rates in Illinois — over 40 percent lower than average Illinois rates. Even with the requested new rates, Nicor Gas would still have the lowest rates of any major Illinois utility and among the lowest rates in the entire nation.

Let me now turn to our second largest business – Tropical Shipping. As you know, Tropical is a leading transporter of containerized freight in the Caribbean and Bahamas. Although Tropical is coming off two record years, the company does operate in a business environment that can be challenging and ever-changing. Recent economic conditions have had a negative impact on tourism in the Caribbean and Bahamas. Ongoing competition can also impact our volumes and rates. And trading patterns in the region are shifting – U.S. exports are declining and more goods are being imported from the Far East, India, and Central and South America.

Despite these challenges, Tropical Shipping had a very good year in 2007, building on its success of recent years. Over the past five years, Tropical’s operating income has grown at a compound annual rate of 16 percent. Earnings in 2008 are expected to remain solid – thanks in part to steps taken in 2006 to benefit from the American Jobs Creation Act, which allows us to minimize the federal income tax impact on the company’s earnings.

It’s also important to note that Tropical continues to maintain the leading market share in a majority of the 27 ports it serves. It also has a strong customer base. And it has a well-deserved reputation for on-time, high-quality service. These attributes, and our prudent approach to growing this business through niche acquisitions, have combined to make Tropical Shipping an increasingly important part of Nicor.

As we move forward, Tropical expects to:

•	continue expanding its higher margin less-than-container load and cargo insurance businesses;

•	capitalize on new inter-island shipping opportunities, and;

•	improve service delivery and asset utilization to enhance profitability.

I have been pleased with Tropical’s ability to cope with challenges in the past, and I am confident that our experienced management team will continue to do so in the future.

Our Other Energy Ventures also continue to make increasingly important contributions to Nicor’s earnings and outlook. These businesses are service oriented and are capable of generating excellent returns. In the past five years, our Other Energy Ventures’ operating income has grown at a compound annual rate of nearly 40 percent.

Other Energy Ventures are grouped under two distinct platforms, retail energy services and wholesale energy services.

Our retail platform provides a range of products and services directed to the residential customer market, including:

•	warranty contracts;

•	call center services for utilities;

•	bill management products, and;

•	heating, ventilation and air conditioning services.

Our wholesale platform engages in the marketing and trading of natural gas supply-related services, primarily in the Midwest. It also provides risk management and procurement services for our retail energy products; and offers a full array of storage development services.

The outlook for continued success in these businesses remains positive.

Our retail platform is extending its reach to geographic areas outside the Nicor Gas service territory. To date, we have expanded our customer base to 14 states, and we have become licensed to do business in a total of 35 states. A key asset to help achieve success in these efforts is our call center operation, which was recently awarded the coveted J.D. Power and Associates certification for outstanding customer service.

Our wholesale platform also provides revenue-generating opportunities. We continue to optimize the use of storage and transmission assets. We are also developing new assets to serve our customers, which include pipelines, natural gas distributors, power generators, natural gas marketers, and other end-users. Key prospects for this business include:

•	contracting for firm transportation and storage capacity;

•	acquiring underutilized transportation capacity;

•	developing new storage facilities, and;

•	continuing to build our commercial/industrial end-user customer base right here in Nicor Gas’ service territory.

Just last week, we announced a new project to develop a 5 billion cubic feet storage field, and other storage projects are under active consideration.

Although 2006 and 2007 were both good years for Nicor in terms of financial metrics, we realize that Nicor’s stock performance and its dividend are the ultimate measures of the job we are doing for our investors. I am not satisfied with our stock’s recent performance, which is down approximately 15% year-to-date. I want to assure you that management is working hard each and every day to enhance the value of your investment. That means continuing to grow Tropical Shipping and our Other Energy Ventures. Most immediately, and most importantly, it means obtaining needed rate relief for Nicor Gas.

Although our recent stock price is not where we would like it, I believe that Nicor is a strong company that is well-positioned for success. I don’t reach that conclusion based upon wishful thinking, but instead, based upon a careful consideration of the fundamentals of our businesses.

•	Our return on equity is among the highest of our peer group, and that underscores our efficient use of capital;

•	We have a very solid financial position, defined by our high-quality debt ratings;

•	We pay a strong dividend, currently yielding over 5%, and our dividend remains well-covered by earnings;

•	Cumulatively, our unregulated businesses achieved record financial results in 2007 and their prospects continue to be attractive; and

•	Our businesses all have large, diverse customer bases and quality operations that include strategic service territories and assets.

I would also like to recognize the efforts of our nearly 4,000 employees. Nicor employees not only work hard for our company, they also work hard at making the communities we serve better. I hope that all of you have had an opportunity to see the video we were playing about the many volunteer projects Nicor employees are involved in. Each year Nicor employees contribute thousands of volunteer hours to improve the lives of others. Being a good corporate citizen is a part of Nicor’s DNA.

Finally, I want to close by saying that I remain confident about Nicor’s future. Our businesses are solid and our financial position is strong. Challenges exist, but we know what they are and we know how to overcome them. Doing that will take lots of hard work, but we’re more than up to the task.

Thank you for your interest and investment in Nicor.

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